CONSENT OF BDO SEIDMAN, LLP

Hythiam, Inc
Los Angeles, California

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 24, 2004, relating to the consolidated financial statements of Hythiam, Inc., which is contained in that Prospectus.

/s/ BDO SEIDMAN, LLP

Los Angeles, California
June 23, 2004